Exhibit 99.2

VOTING AGREEMENT

This Voting Agreement (“Voting Agreement”) is made as of September 7, 2016, by and among (i) Lewis C. Pell, an individual (“Pell”) and (ii) Accelmed Growth Partners, L.P., a Cayman Island exempted limited partnership (“Accelmed”).

RECITALS

A.        WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of September 7, 2016, by and between Accelmed and Cogentix Medical Inc., a Delaware corporation (the “Company”), Accelmed has agreed to purchase from the Company, and the Company has agreed to issue and sell to Accelmed, the Purchased Shares; and

B.        WHEREAS, the Purchase Agreement contemplates that prior to the Closing, the Company will issue to Pell the Pell Shares in exchange for the conversion or exchange of the outstanding principal and interest of all promissory notes payable to Pell by the Company (the “Pell Notes”) and the cancellation of all outstanding warrants granted by the Company to Pell; and

C.         WHEREAS, the obligation of Accelmed under the Purchase Agreement to purchase the Purchased Shares at Closing is expressly conditioned on Accelmed and Pell entering into this Voting Agreement prior to Closing; and

D.        WHEREAS, Pell desires to enter into this Voting Agreement in order to induce Accelmed to purchase the Purchased Shares, and Accelmed desires to enter into this Voting Agreement in order to induce Pell to exchange or convert the Pell Notes for the Pell Shares, as described in Recital C above; and

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  All initial capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

2.             Shares Subject to Agreement.  The term “Voting Shares” as used in this Voting Agreement shall refer, individually and collectively, to (i) the Purchased Shares, (ii) the Pell Shares and (iii) any other shares of the Company’s capital stock owned (whether beneficially or as of record) by Pell on the date hereof.  Each of Pell and Accelmed (collectively the “Stockholders”) hereby agrees to hold any Voting Shares controlled or owned by them (whether beneficially or as of record), subject to, and to vote the Voting Shares in accordance with, the provisions of this Voting Agreement.

3.             Board of Directors.

3.1.      Board Size.  Immediately following the Closing, the board of directors of the Company (the “Board”) shall consist of eight (8) directorships.  At all times thereafter the Board shall consist of such number of directorships as may be determined from time to time in accordance with the Company’s bylaws (the “Bylaws”), but in any event not less than seven (7) directorships.  Each member of the Board is referred to herein as a “Director”.

3.2.      Directors Nomination.

3.2.1.   Pell shall be entitled to nominate two (2) Directors (the “Pell Directors”), and Accelmed shall be entitled to nominate two (2) Directors (the “Accelmed Directors”).

3.2.2.   One (1) Accelmed Director (the “Principal Accelmed Director”) shall initially be Dr. Uri Geiger (“Geiger”), and one (1) Accelmed Director shall be a person who qualifies as an “independent director” under the rules of the Principal Market (unless otherwise agreed by Accelmed and Pell).

3.2.3.   Any directorship not filled by either a Pell Director or an Accelmed Director is referred to herein as a “Remaining Directorship”.  A Remaining Directorship may be filled only by a person nominated in the manner set forth in this Section 3.2.3.

3.2.3.1.    Prior to any vote for the election (whether by reason of a vacancy, newly created directorship or an annual meeting), of any Remaining Directorship, Accelmed and Pell shall jointly agree on the nominees to fill such Remaining Directorships (the “Joint Nominees”).

3.2.3.2.    If Accelmed and Pell are unable to timely agree on a sufficient number of Joint Nominees, Pell and Accelmed shall each propose a list of nominees (the “Proposed Lists”) who are neither affiliated with, nor beholden to, the party submitting the relevant Proposed List, and who qualify as an “independent director” under the rules of the Principal Market.  Pell and Accelmed shall within five (5) business days of the submission of the first Proposed List attempt in good faith to select from the nominees named in the Proposed Lists all remaining Joint Nominees.

3.2.3.3.    If Accelmed and Pell are unable to agree on a sufficient number of Joint Nominees within five (5) business days of the first delivery of a Proposed List, then the Joint Nominees shall be an equal number of nominees selected from each Proposed List (at the discretion of the party submitting the relevant Proposed List).  If the total number of required Joint Nominees is uneven, (or if the number of required Joint Nominees is one) then the additional (or sole) Joint Nominee shall be selected, in the first instance of a selection under this provision, by Pell from his Proposed List, and by Accelmed from its Proposed List in the second instance of a selection under this provision, and in each instance thereafter by the party who did not select in the immediately prior instance.

3.2.3.4.    Accelmed and Pell shall cooperate in good faith in the selection of the Joint Nominees to ensure that at all times the Company has sufficient “independent directors” as required from time to time under the rules of the Principal Market and applicable laws.

3.2.4.   At any vote by the Company’s stockholders (whether at a special or annual meeting, or by written consent) for the election of Directors, the Stockholders shall affirmatively vote all their respective Voting Shares to implement the Board composition set forth in this Section 3.2.  Without limiting the generality of the foregoing, the Stockholders shall not vote any of their Voting Shares to elect any person to fill the position of (i) an Accelmed Director unless such person was nominated by Accelmed, (ii) a Pell Director unless such person was nominated by Pell, or (iii) a Remaining Director unless such person qualified as a Joint Nominee.

Any newly created directorship may be filled by the Board only with a person who qualifies as a Joint Nominee, and any vacant directorship by reason of death, removal or resignation of a Director may be filled by the Board only with a person nominated in the manner that the former Director in office was nominated.  Without limiting the foregoing, upon request of either Pell or Accelmed, the Stockholders shall vote all their Voting Shares to remove any Director elected by the Board to fill a newly created directorship or a vacancy and who did not qualify in accordance with the preceding sentence.

3.3.      Initial Directors.  The initial Accelmed Directors are Geiger and Nachum (Homi) Shami.  The initial Pell Directors are Pell and Howard Zauberman.  The initial Remaining Directors are Darin Hammers, James A. D’Orta, MD, Cheryl Pegus, M.D., M.P.H., and Kenneth A. Samet, each of whom shall be deemed to have been a Joint Nominee.

3.4.      Chairman of the Board.  As long as Geiger serves in the office of the Principal Accelmed Director, Geiger shall serve as Chairman of the Board (unless otherwise agreed by Accelmed).  In the event Geiger ceases to serve as a Director, Accelmed shall nominate a substitute Principal Accelmed Director, who shall serve as Chairman of the Board subject to Pell’s approval (which approval shall not be unreasonably withheld).  The Stockholders shall take all actions necessary (including by amendment to the Bylaws) as necessary to implement the foregoing.

3.5.      No “Bad Actor” Designees.  Each Stockholder with the right to designate or participate in the designation of a Director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.  Any Director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”.  Each Stockholder with the right to designate or participate in the designation of a Director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any Director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable notify the Company in writing and take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

4.             Other Covenants.

4.1.      The Purchase Agreement contemplates that following Closing, upon demand by Accelmed, the Company will take all corporate actions necessary to amend (the “Amendments”) its Certificate of Incorporation and Bylaws (the “Governing Documents”), each to read in the substantially the form attached to the Purchase Agreement, with such additional changes as the Company’s Board of Directors, including the Accelmed Directors (as defined therein), may approve.

4.2.      In order to induce Accelmed to agree to defer the Amendments until after the Closing, and to agree to other terms of the Purchase Agreement, Pell covenants (i) to assist in good faith to cause the approval and implementation of the Amendments (whether any relevant action is taken by the Company or by its stockholders), whether by direct amendments to the Governing Documents or, if necessary, by merger intended solely to effect the Amendments, and (ii) unless otherwise approved by Accelmed, not to vote any Voting Shares for the approval of any business combination (as defined in Section 203 of the Delaware General Corporation Law) until the Amendments are validly approved and effected.

4.3.      Accelmed also covenants (i) to assist in good faith to cause the approval and implementation of the Amendments (whether any relevant action is taken by the Company or by its stockholders), whether by direct amendments to the Governing Documents or, if necessary, by merger intended solely to effect the Amendments, and (ii) unless otherwise approved by Pell, not to vote any Voting Shares for the approval of any business combination (as defined in Section 203 of the Delaware General Corporation Law) until the Amendments are validly approved and effected.

4.4.      In the event that after two shareholder meetings at which approval of the Amendments has been presented to the stockholders of the Company, the stockholders shall not have provided the necessary vote in favor of the Amendments, then this Sections 4 shall terminate and be of no further force or effect.

5.             Effective Date; Term.  This Voting Agreement shall remain in effect until such time as Accelmed no longer owns the Purchased Shares.  However, Pell may terminate this Voting Agreement at any time Accelmed and its affiliates own in the aggregate less than 50% of the Purchased Shares, and Accelmed may terminate this Voting Agreement at any time Pell and his affiliates own in the aggregate less than 50% of the Pell Shares.  Notwithstanding anything herein to the contrary, (i) this Voting Agreement shall not be effective or binding on either party until the Closing under the Purchase Agreement, whereupon all the terms and provisions hereof shall automatically become binding on both parties, and (ii) this Voting Agreement shall terminate immediately upon termination of the Purchase Agreement, for any reason, prior to Closing.

6.             Successors in Interest.  The provisions of this Voting Agreement shall be binding upon the successors in interest to any of the Voting Shares.  No Stockholder shall transfer (whether voluntary or involuntary) any Voting Shares, or cause the Company to record the transfer of the record ownership of any Voting Shares on its books (or issuing a new certificate representing any of the Voting Shares), unless and until the person to whom such Voting Shares are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Voting Agreement and agrees to be bound by all the provisions hereof as if such person were a Stockholder.

7.             Legend.  Each certificate representing any of the Voting Shares shall be marked with a legend reading as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.

At any time after the termination of this Voting Agreement in accordance with Section 5, any holder of a stock certificate legended pursuant to this Section 7 may surrender such certificate to the Company for removal of the legend.

8.             Controlled Company.  The parties acknowledge that this Voting Agreement is intended, in part, to qualify the Company as a “Controlled Company” under Nasdaq Rule 5615(c)(2).  The parties hereto shall take such further actions (consistent with the terms hereof and of the Purchase Agreement) as may be reasonably necessary to satisfy such qualification.

9.             Grant of Proxy.  In order to carry out the intent of this Voting Agreement, (i) Accelmed hereby grants Pell and (ii) Pell hereby grants Accelmed (each grantor listed in clauses (i) and (ii) is referred to as a “Voting Stockholder”), effective upon the failure by the respective Voting Stockholder to vote all of the Voting Stockholder’s Voting Shares in accordance with this Voting Agreement, a proxy (the “Proxy”) to vote all such Voting Stockholder’s Voting Shares for the approval of the Amendments, and the election and/or removal of members of the Board in accordance with the terms of this Voting Agreement, (a) at all annual and special meetings of the stockholders of the Company, and any postponements or adjournments thereof, and (b) on all consents by stockholders of the Company to corporate actions in writing without a meeting, as fully as the Voting Stockholder could act, giving to said Proxy, agent and attorney, full power of substitution and revocation.  This Proxy shall be irrevocable and shall terminate upon termination of this Voting Agreement in accordance with Section 5.

10.           Specific Performance.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Voting Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that the parties shall be entitled to an injunction to prevent breaches of this Voting Agreement, and to specific enforcement of this Voting Agreement and its terms and provisions.

11.           Remedies.  All remedies, either under this Voting Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.           Miscellaneous.

12.1.    Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Voting Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware, for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Voting Agreement as and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS VOTING AGREEMENT.

12.2.    Delaware Rapid Arbitration.  Notwithstanding the exclusive venue provision pursuant to Section 12.1, in order to ensure prompt resolution of disputes regarding entitlement of persons to hold office, either Pell or Accelmed may submit any dispute arising under Section 3.2 or Section 3.4 for arbitration under the Delaware Rapid Arbitration Act, which arbitration shall be binding and not subject to appeal.  Without limiting the foregoing, upon such arbitration election by either Pell or Accelmed, any dispute arising under Section 3.2 or Section 3.4 that is subject to a then pending court action, and which under Delaware law may then be submitted for arbitration under the Delaware Rapid Arbitration Act, shall be instead resolved solely by such arbitration, which arbitration shall be binding and not subject to appeal, and, such dispute pending in any other court shall be immediately dismissed without prejudice.  In any such arbitration, the Company shall be joined as a party.

12.3.    Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  Nothing in this Voting Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Voting Agreement, except as expressly provided by this Voting Agreement.

12.4.    Entire Agreement; Capacity as Stockholder.  This Voting Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  For purposes of clarification, Pell is not entering into this Voting Agreement in his capacity as a director of the Company and nothing herein shall restrict in any way Pell’s ability to exercise to the best of his ability his fiduciary duties as a director of the Company.

12.5.    Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger or confirmed facsimile, or other means of electronic transmission, addressed, at the recipient’s last known address.  Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, if notice is provided by facsimile or other means of electronic transmission, it shall be deemed to be delivered upon transmission, and if notice is delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery.

12.6.    Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of another party under this Voting Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Voting Agreement, or any waiver on the part of any party of any provisions or conditions of this Voting Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Voting Agreement.  All remedies, either under this Voting Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.7.    Counterparts.  This Voting Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

12.8.    Severability.  If any provision of this Voting Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the parties agree to renegotiate such provision in good faith in order to accomplish the intended purposes hereof.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Voting Agreement and the balance of the Voting Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.9.    Titles and Subtitles.  The titles and subtitles used in this Voting Agreement are used for convenience only and are not to be considered in construing or interpreting this Voting Agreement.

12.10.  Amendment and Waiver.  Any provision of this Voting Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only by an agreement in writing of the party against whom enforcement is sought.

12.11.  Stock Splits, Stock Dividends, etc..  In the event of any reclassification of any Voting Shares hereafter (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), all shares resulting from such reclassification shall be deemed Voting Shares and all certificates evidencing such shares shall be endorsed with the legend set forth in Section 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

Accelmed Growth Partners, L.P.
By:	Accelmed Growth Partners
Management Ltd.,
its Manager

By:
Name:	Uri Geiger
Title:	Managing Partner

Lewis C. Pell

By:
Lewis C. Pell

[Signature Page to Voting Agreement]